UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 28, 2021

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262		01-0609375
(Commission File Number)		(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300
Duluth,	GA	30097
(Address of principal executive offices)		(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ABG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Equity Purchase Agreement, Real Estate Purchase Agreement and Insurance Purchase Agreement
On September 28, 2021, Asbury Automotive Group, LLC (“Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), entered into (i) a Purchase Agreement (the “Equity Purchase Agreement”) with certain members of the Larry H. Miller Dealership family of entities; (ii) a Real Estate Purchase and Sale Agreement (the “Real Estate Purchase Agreement”) with Miller Family Real Estate, L.L.C. and (iii) a Purchase Agreement (the “Insurance Purchase Agreement” and together with the Equity Purchase Agreement and the Real Estate Purchase Agreement, the “Transaction Agreements”) with certain equity owners of the Total Care Auto Powered by Landcar (“Total Auto Care”) insurance business affiliated with the Larry H. Miller Dealership family of entities. Pursuant to the Transaction Agreements, Purchaser will acquire the equity interests of, and the real property related to (collectively, the “Transactions”), the businesses of the Larry H. Miller Dealerships and Total Care Auto (collectively, the “Businesses”), each described in the Equity Purchase Agreement, the Real Estate Purchase Agreement and the Insurance Purchase Agreement, for an aggregate purchase price of approximately $3.1 billion, reflecting $2.3 billion of goodwill, approximately $744 million of real estate and leasehold improvements, and approximately $100 million in parts and fixed assets.
The Transaction Agreements contain customary representations and warranties made by each of the parties. The parties have also agreed to various covenants in the Transaction Agreements, including covenants by the sellers, the various seller affiliates and the principal to conduct the material operations of the Businesses in the ordinary course of business consistent with past practice and to cooperate with the Company’s efforts to secure permanent financing prior to closing of the Transactions. Purchaser and Sellers have agreed to indemnify one another against certain damages (subject to certain exceptions and limitations).
The closing of the Transactions is subject to various customary closing conditions, including (i) receipt of approval of the Transactions by certain automotive manufacturers, (ii) receipt of certain governmental clearances, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain required approvals related to the insurance business, (iii) the continued accuracy of the representations and warranties of the parties (subject to specified materiality standards) and (iv) the absence of a material adverse effect with respect to the Businesses. The Transaction Agreements are not subject to any financing condition.
The closing of the Transactions is expected to be consummated during the fourth quarter of 2021, subject to receipt of regulatory and other approvals and customary closing conditions.
The foregoing descriptions of the Transaction Agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Equity Purchase Agreement, the Real Estate Purchase Agreement and the Insurance Purchase Agreement, copies of which will be filed with the Company’s next Quarterly Report on Form 10-Q.
Debt Financing Commitment Letter
In connection with entering into the Transaction Agreements, the Company entered into a commitment letter, dated September 28, 2021 (the “Commitment Letter”), with Bank of America, N.A., BofA Securities, Inc. and JPMorgan Chase Bank N.A. (collectively, the “Commitment Parties”), pursuant to which, among other things, the Commitment Parties have committed to provide debt financing for the Transactions, consisting of (i) a $2.35 billion bridge loan (the “HY Bridge Facility”); and (ii) a $900.0 million 364-day bridge loan (the “364-Bridge Facility”), on the terms and subject to the conditions set forth in the Commitment Letter. Each of the HY Bridge Facility and 364-Day Bridge Facility is subject to reduction as set forth in the Commitment Letter upon the completion of certain debt and equity financings, as applicable, and upon other specified events. The obligation of the Commitment Parties to provide this debt financing is subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation.
The foregoing description of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Commitment Letter, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 7.01 Regulation FD Disclosure
On September 29, 2021, the Company issued a press release announcing the Transactions, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference. Also on September 29, 2021, the Company posted on its website at https://www.asburyauto.com an investor presentation regarding the Transactions, a copy of which is furnished herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 29, 2021
99.2	Investor Presentation, dated September 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: September 29, 2021	By:	/s/ Michael Welch
	Name:	Michael Welch
	Title:	Senior Vice President and Chief Financial Officer